EXHIBIT 5.1

OPINION AND CONSENT OF ARNSTEIN & LEHR LLP

ARNSTEIN & LEHR LLP
200 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301

September 24, 2007

Ener1, Inc.
500 W. Cypress Road, Suite 100
Fort Lauderdale, Florida 33309

Re:	REGISTRATION STATEMENT ON FORM SB-2; FILE NO. 333-143492 ENER1, INC. (THE “COMPANY”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the Company's registration of 16,383,016 shares (the "Shares") of common stock, $0.01 par value (the “Common Stock”), on Form SB-2, File No. 333-143492 (the "Registration Statement"), including shares of Common Stock issuable upon excise of common stock purchase warrants ("Warrant Shares"), and shares of Common Stock issuable upon the conversion of promissory notes ("Note Shares").

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock to the Selling Shareholders and related matters; (iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida and applicable federal securities laws.

Based upon the foregoing examination, and the information thus supplied, it is our opinion that:

(1)	The Shares (other than the Warrant Shares and Note Shares), have been validly issued, fully paid and are non-assessable.

(2)
The Warrant Shares have been duly and validly authorized, and upon payment of the exercise price in accordance with the applicable agreements, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.

(3)
The Note Shares have been duly and validly authorized, and upon issuance in accordance with the applicable documents, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely,

ARNSTEIN & LEHR, LLP

/s/ ARNSTEIN & LEHR, LLP